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Exhibit 10.29

October 6, 2004

Michael Murray

Dear Michael:

        On behalf of Yahoo! Inc., I am pleased to offer you the position of Senior Vice President of Finance, reporting to Sue Decker. Your total compensation package, as outlined below in this letter, is subject to the approval of the Compensation Committee of the Board of Directors. Your starting salary will be $27,083.33 per month ($325,000.00 annually), paid semi-monthly, less applicable taxes and withholdings, and subject to annual review. You also will be eligible to participate in the regular Yahoo! health insurance benefits and other employee benefit plans established by the Company generally for its employees.

        As a Senior Vice President of the Company, you will be eligible to participate in the Company's Executive Incentive Plan (EIP) beginning in 2005, subject to the guidelines for this plan. For 2005, your target incentive will be $130,000.00, less applicable taxes and withholdings, and your payout in 2005 will be guaranteed at 100% of target. In lieu of such an incentive payment for 2004, the Company will pay you a guaranteed bonus of $32,500.00, less applicable taxes and withholdings, and will be payable by the Company when it makes its regularly scheduled EIP payments for 2004. Target incentives under the EIP do not constitute a promise of payment. Your actual EIP payout will depend on Yahoo corporate financial performance, and management assessment of your group and individual performance, and is subject to the EIP Rules. Any EIP payments made to you will occur at the Company's regularly scheduled EIP payment date and will be subject to any applicable taxes and withholdings. Eligibility for the EIP is subject to annual review. You must remain continuously employed with the Company as an employee in good standing through the time that each bonus incentive or EIP payment is made by the Company.

        As a part of the Yahoo! team, we strongly believe that ownership of the Company by our employees is an important factor to our success. Therefore, as part of your compensation, management will recommend that the Compensation Committee of the Board of Directors grant you an option to purchase 100,000 shares of Yahoo! Inc.'s Common stock under Yahoo! Inc.'s 1995 Stock Option Plan, as amended. The exercise price for this option will be the fair market value of Yahoo! Common Stock on the date of grant as determined by the Compensation Committee of the Board of Directors. Twenty-five percent of these options will vest after one year of employment, and the remaining 75% will vest in equal quarterly installments over the next three years, or as determined by the Board of Directors at the time the grant is made.

        Management also will recommend that the Compensation Committee of the Yahoo! Board of Directors grant you a total of 15,000 shares of restricted stock. All 15,000 shares of this restricted stock grant will become non-forfeitable on the third anniversary of the date of grant, provided that you have been continuously employed with the Company as of the date that the restricted stock becomes nonforfeitable. This restricted stock grant will be subject to, and governed by, the terms and requirements of the applicable restricted stock agreement and the Plan.

        To assist you with relocation to Sunnyvale, California, Yahoo! Inc. has partnered with Paragon Decision Resources to administer our relocation program. If you accept our offer, you will be eligible to receive relocation assistance according to the attached Domestic Relocation Plan Overview ("Overview") and the terms and conditions of Paragon's programs. Once you have returned your signed offer letter to Yahoo!, a Paragon representative will contact you to initiate your move. In addition to our standard relocation program, you will be eligible for the following relocation benefit:

  A.
  Yahoo! will supplement our standard Temporary Living Allowance, which is intended to cover and/or offset a majority of costs associated with temporary living arrangements up to 3 months, by providing to you an additional lump sum payment of $20,000. This lump sum payment will provide you with the flexibility to manage the allowance to best meet the needs of you and your family.

  B.
  Home Sale Assistance will be provided through Paragon Decision Resources to help market and sell your home. All reasonable non-recurring closing costs as well as reasonable sales commission of up to 6% of the sales price will be reimbursed. This program is structured to take advantage of tax rulings so as to provide a tax-free benefit. Therefore, you must speak with your consultant from Paragon Decision Resources prior to listing your property to be eligible for this benefit.

        If you choose to leave the Company for any reason during the first twelve months of your employment with Yahoo! Inc., a prorated portion of the monies given to you for relocation expenses, as specified above and in the attached overview, will become due and payable to the Company on your last day of employment (based on 1/12th for each month your termination precedes 12 months of Yahoo! Inc. service), and by your signature below you agree that such amount shall be deducted from any compensation payable to you at that time.

        As an employee of Yahoo!, it is likely that you will become knowledgeable about confidential and or proprietary information related to the operations, products and services of the Company and its clients. To protect the interests of both the Company and its clients, all employees are required to read and sign a PROPRIETARY INFORMATION AND ASSIGNMENT OF INVENTIONS AGREEMENT ("Proprietary Agreement") prior to beginning employment. A copy of this agreement is enclosed. Please sign it and return it along with your signed copy of this letter.

        Similarly, you may have confidential or proprietary information from a prior employer that should not be used or disclosed to anyone at Yahoo!. In addition, you must be sure that your employment with Yahoo! does not violate any existing and/or continuing contractual obligations. Please read, complete, and bring with you on your first day of employment, the enclosed Proprietary Information Obligations Checklist to this effect.

        Please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an "employment at will" relationship that may be terminated at any time by you or Yahoo!, with or without cause or with or without notice. Your signature at the end of this letter confirms that no promises or agreements that are contrary to our at-will relationship have been committed to you during any of your pre-employment discussions with Yahoo!, and that this letter, along with the Proprietary Agreement, contains our complete agreement regarding the terms and conditions of your employment.

        Our signatures on this letter also confirm our mutual agreement that any disputes or controversies, including but not limited to claims of harassment, discrimination and wrongful termination, shall be settled by binding arbitration under the American Arbitration Association Rules for the Resolution of Employment Disputes. This agreement is enforceable under the Federal Arbitration Act, or if for any reason it is inapplicable, the law of arbitration of the state in which you were last employed by Yahoo!.

        We hope for an early acceptance of this offer, however, it will remain open until the close of business on Monday, October 11, 2004. Please understand that this offer is contingent upon successful completion of your background investigation. To accept this offer, please sign this letter in the space provided below and return it and a signed Proprietary Agreement to Lan Nguyen in the envelope provided. A second copy of each document has been provided for you to keep for your records.

        At 8:30 a.m. on the first Monday of your employment, you will meet with the Human Resources and Benefits teams for new hire orientation. Please ask for New Hire Orientation in the lobby of Yahoo! Building D, located at 701 First Avenue in Sunnyvale, California 94089. If you are not starting on a Monday, you should make arrangements with your manager to complete the necessary payroll forms on your first day of employment. In order for Yahoo! to comply with the Immigration Reform and Control Act, we ask that you bring appropriate verification of authorization to work in the United States with you on your first day of employment.

        We look forward to your joining us and hope that you find your employment with Yahoo! enjoyable and professionally rewarding.

Very truly yours,

Carol Mahoney
Director, Talent Acquisition

        I accept this offer of employment with Yahoo! Inc. and agree to the terms and conditions outlined in this letter.

/s/ MICHAEL MURRAY Michael Murray	October 24, 2004 Date
Planned Start Date: October 29, 2004

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  Exhibit 10.29